EXHIBIT 99.1

Midland States Bancorp, Inc. Increases Quarterly Cash Dividend by 10% to $0.22 Per Share

EFFINGHAM, Ill., Feb. 06, 2018 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.22 per share, an increase of 10% from the previous quarterly cash dividend of $0.20 per share.  The dividend is payable on or about February 23, 2018 to all shareholders of record as of the close of business on February 16, 2018.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of December 31, 2017, the Company had total assets of $4.4 billion and its Wealth Management Group had assets under administration of approximately $2.1 billion.  Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment financing is provided through Midland Equipment Finance, and multi-family and healthcare facility FHA financing is provided through Love Funding. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321